Exhibit H(6)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Manager”), and MML Series Investment Fund, a Massachusetts business trust (the “Trust”), effective as of the 1st day of May, 2006.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML Large Cap Value Fund, MML Equity Index Fund, MML Growth Equity Fund, MML OTC 100 Fund, MML Small Cap Growth Equity Fund and MML Emerging Growth Fund (the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to bear the expenses of each Fund listed below (other than the management fees, interest, taxes, brokerage commissions and extraordinary expenses) in excess of the following amounts of the average daily net asset values of each Fund through April 30, 2007. This agreement cannot be terminated unilaterally by the Manager.

MML Large Cap Value Fund

.11%

MML Growth Equity Fund

.11%

MML OTC 100 Fund

.11%

MML Small Cap Growth Equity Fund

.11%

MML Emerging Growth Fund

.11%

The Manager agrees to bear the expenses of the MML Equity Index Fund (other than the management and administrative fees, interest, taxes, brokerage commissions and extraordinary expenses) in excess of the following amounts of the average daily net asset values of the Fund through April 30, 2007. This agreement cannot be terminated unilaterally by the Manager.

MML Equity Index Fund

Class I:     .05%

Class II:    .05%

Class III:  .05%

In addition, the Manager has agreed to waive certain administrative and shareholder service fees payable by the MML Equity Index Fund on account of Class II and Class III shares.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 1st day of May, 2006.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/S/ ERIC WIETSMA
Eric Wietsma, Vice President

MML SERIES INVESTMENT FUND on behalf of MML LARGE CAP VALUE FUND, MML EQUITY INDEX FUND, MML GROWTH EQUITY FUND, MML OTC 100 FUND, MML SMALL CAP GROWTH EQUITY FUND AND MML EMERGING GROWTH FUND

By:	/S/ JAMES S. COLLINS
James S. Collins, CFO and Treasurer